Exhibit 99.1

Royal Gold, Inc. Supports Centerra Gold/Thompson Creek Transaction

Maintains Economic Interest at Mount Milligan

Commitment Letter Signed with Centerra Gold

DENVER, COLORADO.  JULY 5, 2016:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) signed a commitment letter and binding term sheet with Centerra Gold Inc. (“Centerra”) related to the Company’s streaming interest at the Mount Milligan mine that is owned by Thompson Creek Metals Company Inc. (“Thompson Creek”). Centerra entered into a definitive arrangement agreement to acquire Thompson Creek and pay its outstanding bonds.

“Royal Gold has actively engaged with companies regarding Mount Milligan over the last ten months,” commented Tony Jensen, President and CEO of Royal Gold. “To broaden interest and maximize value, we demonstrated some flexibility in amending our gold stream to generate interest from gold companies. We are extremely pleased to support Centerra’s acquisition of Thompson Creek which delivers our two goals we have discussed for some time; namely, the retention of our economic value at Mount Milligan, without discount, and the introduction of a financially strong operator.”

Under the terms of the commitment letter, Royal Gold’s 52.25% gold streaming interest at Mount Milligan will be amended, conditional and effective on closing of Centerra’s acquisition of Thompson Creek, to a 35% gold stream and 18.75% copper stream. Royal Gold will continue to pay $435 per ounce of gold delivered and will pay 15% of the spot price per metric tonne of copper delivered. Royal Gold estimates this amendment to be value neutral on a discounted cash flow basis, and expects about two-thirds of its future net revenue from Mount Milligan will be gold related and one-third copper related over the next ten years. After transition to the amended stream, Royal Gold expects that approximately 85% of its total net revenue will come from precious metals and 15% from base metals.

Royal Gold’s security position related to Mount Milligan will remain unchanged with respect to gold and will be amended to include copper.

“Thompson Creek developed Mount Milligan into a world class asset that attracted interest from several quality operators,” Jensen stated. “We are especially pleased to welcome Centerra as a new operator, as we respect their operating and development skills. We view this overall transaction as favorable for the continued successful operation of the Mount Milligan mine and to all its stakeholders, including Royal Gold.”

Centerra’s proposed acquisition of Thompson Creek is subject to court approval of the Plan of Arrangement as well as approval of Thompson Creek shareholders and other customary conditions. Final closing is expected in the fall of 2016.

Royal Gold was advised by Goldman, Sachs & Co. as well as law firms Kirkland and Ellis, Hogan Lovells, and McCarthy Tétrault.

The Company will host a conference call to discuss these developments on Tuesday, July 5, 2016 at 2:30pm Mountain Daylight Time (4:30pm Eastern Daylight Time) and will be available by calling (855) 209-8260 (U.S.), (855) 669-9657 (Canada) or (412) 542-4106 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.

About Royal Gold

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams and similar production based interests.  The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and until July 8, 2016, on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the proposed acquisition of Thompson Creek by Centerra, the approvals required to conclude the transaction, and the timing thereof; Royal Gold’s amended stream agreement; statements about the estimated economic value of the amended stream agreement; the approximate mix of revenue from precious metals and base metals; Royal Gold’s security position related to Mount Milligan; operators’ expectations about development, ramp-up, production and mine life; anticipated production and returns from our stream and royalty properties, including without limitation Mount Milligan. Factors that could cause actual results to differ materially from the projections include, among others, precious metals and copper prices; performance of and production at the Company's royalty and stream properties; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; operators’ delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty and stream properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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